            Filed Pursuant to Rule 424(b)(5) SEC File No. 33-62212

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED DECEMBER 6, 1996)

                         CAPSTEAD MORTGAGE CORPORATION

                                 85,000 SHARES

                            SHARES OF COMMON STOCK
                             (PAR VALUE OF $0.01)

                                 14,300 SHARES
SHARES OF $1.26 CUMULATIVE CONVERTIBLE PREFERRED, SERIES B (PAR VALUE OF $.10)

                               ----------------

  Pursuant to a Sales Agency Agreement dated as of December 6, 1995 (the "Common Stock Sales Agency Agreement") between Capstead Mortgage Corporation (the "Company") and PaineWebber Incorporated ("PaineWebber") (as amended by Amendment No. 1 thereto dated as of September 10, 1996 and Amendment No. 2 thereto dated as of March 4, 1997) which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated by reference herein, the Company has sold, through PaineWebber, as agent of the Company, 85,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to ordinary brokers' transactions on the New York Stock Exchange (the "NYSE"). Pursuant to a Sales Agency Agreement dated as of September 17, 1996 (the "Preferred Stock Sales Agency Agreement") between the Company and PaineWebber (as amended by Amendment No. 1 thereto dated as of March 4, 1997), which has been filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part and which is incorporated herein by reference, the Company has sold through PaineWebber, as agent of the Company, 14,300 shares of the Company's $1.26 Cumulative Convertible Preferred, Series B, par value $.10 per share (the "Series B Preferred Stock") pursuant to ordinary brokers' transactions on the NYSE.

COMMON STOCK

Shares sold during Pricing Period... April 28, 1997 through May 2, 1997

       5,000            Average Market Price Shares
      80,000            Additional Shares
      85,000            Total Shares Sold

  Arithmetic Mean of the High and Low Sales
  Prices of the Shares reported on the NYSE
  (the "Average Market Price") for each
  Trading Day of the Pricing Period:

                                                          AVERAGE (OR TOTAL)
 4/28/97    4/29/97    4/30/97     5/01/97    5/02/97     FOR PRICING PERIOD
 --------   --------   --------    --------   --------    ------------------
 $21.0625   $21.5625   $21.9375    $21.9375    $22.1250        $21.7250

   High and Low Sales Prices at
   which Average Market Shares
   were sold during pricing
   period......................  $22.250 $21.375

Average Market Price Shares:

Gross Proceeds to Company...................................... $  108,625.00
2% Discount.................................................... $    2,172.50
                                                                -------------
Net Proceeds to Company........................................ $  106,452.50

Gross Sales Proceeds........................................... $  109,625.00
Compensation to Agent.......................................... $    3,172.50
                                                                -------------
Net Proceeds to Company........................................ $  106,452.50

Additional Shares Sold:
Gross Proceeds to Company...................................... $1,735,000.00
Commission to Agent............................................ $   34,700.00
                                                                -------------
Net Proceeds to Company........................................ $1,700,300.00
Total Net Proceeds to Company ................................. $1,806,752.50
Total Compensation to Agent.................................... $   37,872.50

On the last day of the Pricing Period, the last reported sales price of the Shares on the NYSE was.......................................... $22.500

SERIES B PREFERRED STOCK

  Pricing Period................ April 28, 1997 through May 2, 1997

   Shares of Preferred Stock sold..........  5,000   Average Market Price Shares
                                             9,300   Additional Shares
                                            14,300   Total Shares Sold

  Arithmetic Mean of the High and Low Sales
  Prices of the Shares reported on the NYSE
  (the "Average Market Price") for each
  Trading Day of the Pricing Period:

                                                        AVERAGE FOR
   4/28/97   4/29/97   4/30/97   5/01/97   5/02/97     PRICING PERIOD
   --------  --------  --------  --------  --------    --------------
   $15.2500  $15.4375  $15.8125  $15.7500   $15.9375      $15.6375

   High and Low Sales Prices at
   which Average Market Shares
   were sold during pricing
   period......................  $16.125  $15.250

Average Market Price Shares:

Gross Proceeds to Company.......................................  $ 78,187.50
2% Discount.....................................................  $  1,563.75
                                                                  -----------
Net Proceeds to Company.........................................  $ 76,623.75
Gross Proceeds to Agent.........................................  $ 78,537.50
Compensation to Agent...........................................  $  1,913.75
                                                                  -----------
Net Proceeds to Company.........................................  $ 76,623.75

Additional Shares Sold:

Gross Proceeds to Company........................................ $144,512.50
Commission to Agent.............................................. $  2,890.25
                                                                  -----------
Net Proceeds to Company.......................................... $141,622.25
Total Net Proceeds to Company ................................... $218,246.00
Total Compensation to Agent...................................... $  4,804.00

On May 2, 1997, the last reported sales price of the shares of Series B Preferred Stock on the NYSE was $16.250 per share.

Note: S.E.C. fees were not used in arriving at any of the above figures.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ----------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 6, 1997.

  Pursuant to the terms of the Common Stock Sales Agency Agreement, the Company may issue and sell up to 5,625,000 shares of the Common Stock from time to time through PaineWebber, as sales agent for the Company; up to 3,375,000 of such shares are being offered under the Registration Statement of which this Prospectus Supplement forms a part. Pursuant to the terms of the Preferred Stock Sales Agency Agreement, the Company may issue and sell up to 4,500,000 shares of the Series B Preferred Stock from time to time through PaineWebber, as sales agent for the Company. Such sales, if any, will be made by means of ordinary brokers' transactions on the NYSE. Such sales will be effected during a series of one or more pricing periods (each, a "Pricing Period"), each consisting of five consecutive calendar days, unless a shorter period has otherwise been agreed to by the Company and PaineWebber. During any Pricing Period, no more than 60,000 shares of the Common Stock and no more than 30,000 shares of the Series B Preferred Stock will be sold, in the manner described below, as "Average Market Price Shares". If the Company fails to meet the exemptive provisions set forth in Rule 101(c)(1) of Requisition M of the Securities Exchange Act of 1934, as amended, the number of Average Market Price Shares and Additional Shares (as defined below) sold on any day in any Pricing Period shall not exceed 10% of the average daily trading volume of the Common Stock or Series B Preferred Stock as the case may be, for the 60 days prior to such Pricing Period. For each Pricing Period, an Average Market Price (as hereinafter defined) will be computed. With respect to any Pricing Period, "Average Market Price" shall equal the average of the arithmetic mean of the high and low sales prices of the Common Stock or the Series B Preferred Stock as the case may be, reported on the NYSE for each trading day of such Pricing Period.

  The net proceeds to the Company with respect to sales of Average Market Price Shares will equal 98% of the Average Market Price for each share of Common Stock or Series B Preferred Stock sold during a Pricing Period, plus Excess Proceeds (as defined below), if any. The compensation to PaineWebber for such sales in any Pricing Period will equal the difference between the aggregate gross sales prices at which such sales are actually effected and the net proceeds to the Company for such sales, but in no case will exceed the maximum amount permitted pursuant to any applicable requirements of the National Association of Securities Dealers, Inc., as determined in good faith by PaineWebber (the "Maximum Commission"). To the extent that such aggregate gross sales prices are less than the Average Market Price, the compensation to PaineWebber would be correspondingly reduced; to the extent that such aggregate gross sales prices are greater than the Average Market Price, the compensation to PaineWebber will be correspondingly increased. To the extent that PaineWebber's compensation under the foregoing formula would otherwise exceed the Maximum Commission, the excess will constitute additional net proceeds to the Company (the "Excess Proceeds").

  Any shares of Common Stock or Series B Preferred Stock sold by PaineWebber during the Pricing Period on behalf of the Company other than Average Market Price Shares ("Additional Shares") will be at a fixed commission rate equal to 2% of the share price per share for the number of Additional Shares sold in a Pricing Period. Unless otherwise indicated in a further Prospectus Supplement, PaineWebber as sales agent will act on a best efforts basis.

  Settlements of sales of Additional Shares and Average Market Price Shares will occur on the third business day following the date on which any such sales are made. Purchases of Common Stock or Series B Preferred Stock from PaineWebber as sales agent for the Company will settle the regular way on the national securities exchange where such purchases were executed. Compensation to PaineWebber with respect to sales of Average Market Price Shares will be paid out of the proceeds of the Average Market Price Shares that settle the third business day following the last day of a Pricing Period. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

  At the end of each Pricing Period, the Company will file an additional Prospectus Supplement under the applicable paragraph of Rule 424(b) promulgated under the Securities Act of 1933, as amended (the "Act"), which Prospectus Supplement will set forth the dates included in such Pricing Period, the number of such shares of Common Stock and Series B Preferred Stock sold through PaineWebber as sales agent (identifying separately the number of Average Market Price Shares and any Additional Shares), the high and low prices at which Average Market Price Shares were sold during such Pricing Period, the net proceeds to the Company and the compensation payable by the Company to PaineWebber with respect to such sales pursuant to the formula set forth above. Information regarding the Pricing Period for the Common Stock commencing April 28, 1997 and ending May 2, 1997 and the Pricing Period for the Series B Preferred Stock commencing April 28, 1997 and ending
May 2, 1997 is set forth above.

  To the extent the Company desires to sell more than 3,375,000 shares of Common Stock pursuant to the Common Stock Sales Agency Agreement, the Company shall file a new registration statement with respect to such shares and shall cause such registration statement to become effective.

  In connection with the sale of the Common Stock and Series B Preferred Stock on behalf of the Company, PaineWebber may be deemed to be an "underwriter" within the meaning of the Act, and the compensation of PaineWebber may be deemed to be underwriting commissions or discounts. The Company has agreed to provide indemnification and contribution to PaineWebber against certain civil liabilities, including liabilities under the Act. PaineWebber may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  The offering of Common Stock pursuant to the Common Stock Sales Agency Agreement will terminate upon the earlier of (i) the sale of all shares of Common Stock subject thereto or (ii) termination of the Common Stock Sales Agency Agreement. PaineWebber has the right to terminate the Common Stock Sales Agency Agreement if the Company engages another agent to sell shares under a program substantially similar to the program covered by the Common Stock Sales Agency Agreement, or in certain other circumstances specified in the Common Stock Sales Agency Agreement.

  The offering of Series B Preferred Stock pursuant to the Preferred Stock Sales Agency Agreement will terminate upon the earlier of (i) the sale of all shares of Series B Preferred Stock subject thereto or (ii) termination of the Preferred Stock Sales Agency Agreement. The Preferred Stock Sales Agency Agreement may be terminated by the Company in its sole discretion on September 17, 1997. PaineWebber has the right to terminate the Preferred Stock Sales Agency Agreement after September 17, 1997 or in certain other circumstances specified in the Preferred Stock Sales Agency Agreement.


                                      S-4